                                 SCHEDULE 14A
                                 (Rule 14-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             HARTMARX CORPORATION
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                                [HARTMARX LOGO]

                               -----------------

                                    NOTICE
                                      of
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 12, 2001

To the Stockholders of HARTMARX CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Company") will be held at the 410 Club & Conference Center, 410 North Michigan Avenue, Chicago, Illinois, on Thursday, April 12, 2001, at 10:30 A.M., local time, for the following purposes:

     (1) To elect Directors of the Company.

     (2) To consider approving the Voluntary Employee Stock Option Surrender Program.

     (3) To consider amending the 1998 Incentive Stock Plan increasing the number of shares available for restricted stock awards.

     (4) To consider ratifying the appointment of independent auditors.

     (5) To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed February 15, 2001 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

   In order that the shares of the Company may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o EquiServe Trust Company, P.O. Box 8914, Edison, NJ 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

   A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between March 29, 2001 and April 10, 2001, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Company, 101 North Wacker Drive, Chicago, Illinois 60606.

   A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 2000 are enclosed herewith.

                                          By Order of the Board of Directors

                                          [SIG]
                                          TARAS R. PROCZKO, Secretary

Chicago, Illinois
February 26, 2001

                              [LOGO OF HARTMARX]

                               ----------------

                                PROXY STATEMENT
                                      for
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 12, 2001

   The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Company") is the only security entitled to vote at the meeting. On February 15, 2001, the record date for determining the stockholders entitled to vote at the meeting, the Company had 29,001,441 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 4,593 stockholders of record (estimated by adding the number of registered holders furnished by the Company's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Company's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Company's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

   The enclosed Proxy is solicited by the Company's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Company. The approximate mailing date for this material is February 26, 2001. The Company will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Company may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

   Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

   Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the ten nominees named below as directors of the Company. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

   The information shown below includes the principal business affiliations of each nominee since 1996.

                SAMAUAL A.T. BAKHSH, 32--Director since 1995

                Mr. Bakhsh is a director of the Traco Group of Companies, a privately held investment company. He also serves as a director of several other privately held corporations.
[PHOTO]

                JEFFREY A. COLE, 59--Director since 1990

                Mr. Cole is chairman, chief executive officer and a director of Cole National Corporation, a specialty retailer. He is also a director of Pearle Europe B.V. and the Cleveland Clinic Foundation.
[PHOTO]

                RAYMOND F. FARLEY, 76--Director since 1981

                Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He is also a director of Cantilever Technologies, LLC and director emeritus of Snap-On Incorporated.
[PHOTO]

                ELBERT O. HAND, 61--Director since 1984

                Mr. Hand has been chairman and chief executive officer of HARTMARX CORPORATION since 1992. He is also a director of Austin Reed PLC, London, England.
[PHOTO]

                DONALD P. JACOBS, 73--Director since 1980

                Mr. Jacobs is Dean of the J. L. Kellogg Graduate School of Management and Gaylord Freeman Distinguished Professor of Finance at Northwestern University. He is also a director of CDW Computer Centers, Inc. (Computer Discount Warehouse), GP Strategies Corporation, ProLogis Trust and Terex Corporation.
[PHOTO]

                CHARLES MARSHALL, 71--Director since 1980

                Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph Company, a communications company. Until 1999, he was a director of Ceridian Corporation, GATX Corporation, Sonat, Inc. and Sunstrand Corp.
[PHOTO]

                HOMI B. PATEL, 51--Director since 1994

                Mr. Patel has been president and chief operating officer of HARTMARX CORPORATION since 1993. He is also a director of the Amalgamated Life Insurance Co.
[PHOTO]

                MICHAEL B. ROHLFS, 49--Director since 1995

                Mr. Rohlfs is president and chief executive officer of Dearborn Financial, Inc., an investment advisory company.
[PHOTO]

                STUART L. SCOTT, 62--Director since 1993

                Mr. Scott is chairman and chief executive officer of Jones Lang LaSalle Incorporated, an international real estate services firm. From 1992 to 1998, he was chairman and chief executive officer of LaSalle Partners Incorporated and its predecessor entities. (1)
[PHOTO]

                ELLA D. STRUBEL, 60--Director since 1998

                Ms. Strubel served as Executive Vice President, Corporate Affairs, of Leo Burnett Company, Inc. from 1992 to 1997. She concurrently served as Executive Vice President, Client Public Relations, Leo Burnett U.S.A. She chairs the board of directors of the Rehabilitation Institute of Chicago and is a director of Parson Group, L.L.C.

[PHOTO]
--------
(1) Affiliates of Jones Lang LaSalle Incorporated manage certain commercial real estate in which subsidiaries of the Company lease space. Mr. Scott does not have a direct or indirect material interest in these transactions.

Board of Director and Committee Meetings

   The Board held eight meetings in fiscal 2000, one of which was the annual meeting, and three of which were telephonic meetings. All directors attended at least 75% of the meetings of the Board and committees on which they served, except for Mr. Bakhsh who attended five of the eight Board and committee meetings on which he served. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

   The Audit and Finance Committee presently consists of Mr. A. Robert Abboud, chairman, Mr. Jacobs, Mr. Marshall and Mr. Rohlfs. It met three times in fiscal 2000. This committee maintains communications between the directors and independent auditors and assists the Board in its oversight responsibilities relating to the corporate accounting, integrity of financial controls and reporting practices. Please refer to the "Report of the Audit And Finance Committee" which begins below. In addition, this committee oversees the Company's investment policies and methods of financing corporate operations and employee benefits plans.

   The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Cole, Mr. Jacobs and Mr. Scott. It met five times in fiscal 2000, once by telephone. It exercises the full powers of the Board with respect to compensation paid to executives of the Company and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments.

   The Nominating and Governance Committee now consists of Mr. Scott, chairman, Mr. Bakhsh, Mr. Jacobs, Mr. Marshall and Ms. Strubel. Its function is to review and make recommendations to the entire Board concerning the qualification and selection of candidates for the Board, and to advise and make recommendations on directorship and corporate governance practices. This committee did not meet in fiscal 2000. Stockholders wishing to suggest qualified candidates for this committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

   The responsibilities of audit committee functions of the Audit and Finance Committee (the "Audit Committee") are set forth in the Audit and Finance Committee of the Board of Directors "Charter of Scope of Responsibilities, Structure and Processes for Audit Committee Functions" (the "Charter"), a copy of which is attached to this Proxy Statement as Exhibit A. Those responsibilities include providing oversight of the Company's financial reporting process through periodic meetings with the Company's management, independent auditors and internal auditors to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, the Company's internal audit staff and the Company's independent auditors.

   The Audit Committee consists of the following members of the Company's Board of Directors: A. Robert Abboud, Chairman, Donald P. Jacobs, Charles Marshall and Michael B. Rohlfs. Each of the members is independent as defined under the New York Stock Exchange rules.

   The Audit Committee reviewed and discussed with senior management the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2000. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

   The Audit Committee has discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit
Committees").

   The Audit Committee has received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") with respect to any relationships between PwC and the Company that in PwC's professional judgment may reasonably be thought to bear on its independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, PwC is independent of the Company.

   Based on the reviews and discussions described above with respect to the Company's audited financial statements, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2000.

   It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company's independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company's independent auditors with respect to such financial statements.

   This report by the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, and shall not otherwise be deemed filed under said Acts.

                          AUDIT AND FINANCE COMMITTEE

                          A. Robert Abboud, Chairman
             Donald P. Jacobs  Charles Marshall  Michael B. Rohlfs

PricewaterhouseCoopers LLP Fees

 Audit Fees

   The rules of the Securities and Exchange Commission require the Company to disclose fees billed by its independent auditors for services rendered to the Company for its fiscal year ended November 30, 2000.

   The total fees and expenses for professional services rendered by PwC in connection with (i) the audit of the annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended November 30, 2000 and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended February 29, 2000, May 31, 2000, and August 31, 2000, were $420,000, of which
$350,000 was billed during the fiscal year ended November 30, 2000.

 All Other Fees

   The aggregate fees for all other professional services rendered by PwC for the Company's most recently completed fiscal year were approximately $60,000. These fees included professional services related to income tax matters and audits performed in connection with the Company's employee benefit plans. There were no fees billed during the fiscal year for Financial Information Systems Design and Implementation.

                             DIRECTOR COMPENSATION

   For 2000, each of the directors not employed by the Company or any of its subsidiaries ("Outside Directors") was paid a $20,000 annual retainer, plus $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Each committee chairman was paid $2,500 annually in addition.

   Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Company agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Company's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Company with respect to such Deferral Account. Outside Directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

   In 1999, Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") were granted to Outside Directors under the 1995 Stock Plan for Non-Employee Directors ("1995 Directors Plan"). The number of shares of Common Stock covered by DSOs granted to an Outside Director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share of the Company's Common Stock on the date or dates of grant, but in no event shall be less than 1,000 shares.

   Also, in 1999, each Outside Director was granted DDSA units on each date of election to the Board. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. The number of DDSA units granted to each director was equal to the nearest number of whole units obtained by dividing the annual retainer amount by the fair market value of a share of Common Stock on the date of election. DDSAs earn dividend equivalents in the same manner as DSOs but any such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

   No DSOs or DDSAs were granted in 2000. For 2000, Outside Directors were paid the annual retainer, meeting fees and chairman fees itemized in the first paragraph under this caption, "Director Compensation." In addition, each Outside Director received a credit to his or her DDSA account equal to $20,000. This DDSA credit will earn interest at a rate equal to the average rate of interest incurred by the Company for incremental short-term borrowings during the immediately preceding calendar quarter. The interest will be credited to each account quarterly. These credited amounts become payable upon the directors' death, disability or termination of Board service.

                        EXECUTIVE OFFICER COMPENSATION

   The following table shows the compensation for the past three fiscal years for each of the Company's five most highly compensated executive officers, including the Chief Executive Officer (the "Named Executive Officers").

                          Summary Compensation Table

                                                              Long-Term Compensation
                                                              -----------------------
                             Annual Compensation                      Awards
                   ------------------------------------------ -----------------------
                                                                                         All
Name and                                                      Restricted  Securities    Other
Principal                                      Other Annual     Stock     Underlying   Compen-
Position           Year Salary(1)  Bonus      Compensation(3) Awards(4)  Options/SARs sation(5)
---------          ---- ---------  -----      --------------- ---------- ------------ ---------
Elbert O. Hand,    2000 $711,667  $409,585(2)    $475,133      $209,400     80,000     $6,297
 Chairman and      1999  672,083   207,900            --        221,200     40,000      5,146
 Chief
 Executive Officer 1998  636,667   499,032            --        404,500     50,000      4,096

Homi B. Patel,     2000  557,500   332,447(2)     121,423       177,700     70,000      5,293
 President and     1999  527,916   152,400            --        193,550     35,000      4,214
 Chief
 Operating Officer 1998  502,917   367,547            --        283,150     35,000      3,214

Glenn R. Morgan,   2000  250,250   113,411(2)         --         48,890     25,000      3,781
 Executive Vice    1999  241,000    49,731            --         66,360     15,000      2,837
 President and     1998  228,750   119,588            --        121,350     20,000      1,898
 Chief
 Financial Officer

James E. Condon,   2000  149,083    19,492(2)         --            --       7,000      3,225
 Vice President,   1999  144,041    16,621            --         11,060      6,000      2,506
 Treasurer         1998  138,500    40,073            --         20,225      7,500      1,517

Taras R. Proczko,  2000  128,542    19,492(2)         --         13,550     15,500      2,122
 Vice President,   1999  112,125     9,571            --         27,650      8,000      2,598
 Corporate Counsel 1998  107,583    23,092            --         40,450     10,000      1,620
 and Secretary

--------
(1) Includes amounts paid and deferred.
(2) These amounts represent the total of bonuses earned under the Management Incentive Plan and special bonuses awarded for the achievement of the Company's goal to increase gross margin. The amounts earned under the Management Incentive Plan for fiscal 2000 were: Mr. Hand, $249,585; Mr. Patel, $182,447; Mr. Morgan, $58,411; Mr. Condon, $19,492; and Mr.
    Proczko, $19,492; and gross margin goal achievement bonuses awarded were:
    Mr. Hand, $160,000; Mr. Patel, $150,000; and Mr. Morgan, $55,000.
(3) These amounts represent tax gross-up payments on deposits made by the Company into separate trusts for the benefit of each of Messrs. Hand and Patel. These trusts were established pursuant to certain supplemental retirement benefits compensation agreements which are intended to provide Messrs. Hand and Patel with non-qualified pension benefits based upon the benefits which could have been earned under the Company's pension plan but for limitations imposed by the Employee Retirement Income Security Act of 1974. See information under the caption Pension Plan, beginning on page 11.
(4) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On December 1, 1999, the following restricted shares were awarded to the Named Executive Officers and vest on the first to occur of (i) December 1, 2009; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $7.52 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee: Mr. Hand, 35,000; Mr. Patel, 30,000; Mr. Morgan, 8,500; and Mr. Proczko, 1,250. On October 16, 2000, the following restricted shares were awarded to the Named Executive Officers and vest on the first to occur of (i) October 16, 2010;
    (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $4.25 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee: Mr. Hand, 30,000; Mr. Patel, 25,000; Mr. Morgan, 6,500; and Mr. Proczko, 3,500. The number and value of aggregate restricted stock holdings at the end of fiscal year 2000 were: Mr. Hand, 210,000 ($491,400); Mr. Patel, 170,000 ($397,800); Mr. Morgan, 59,500
    ($139,230); Mr. Condon, 7,000 ($16,380); and Mr. Proczko, 6,500 ($15,210).
(5) These amounts represent the Company's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the plan in 2000 were: Mr. Hand, $2,550; Mr. Patel, $2,550; Mr. Morgan, $2,550; Mr. Condon, $2,492; and Mr. Proczko, $1,490. The premiums for term life insurance in 2000 were: Mr. Hand, $3,747; Mr. Patel, $2,743; Mr. Morgan, $1,231; Mr. Condon, $733; and Mr.
    Proczko $632.

Employment and Severance Agreements

   Effective November 27, 2000, the Company entered into separate employment and severance agreements with each of Messrs. Hand, Patel and Morgan, amending and restating existing agreements with each of them. With respect to Messrs. Hand and Patel, the employment agreements are for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001 and on each anniversary thereof, the term of the agreement is automatically extended by one year, unless prior to such date the Company delivers written notice to the executive or the executive delivers written notice to the Company, in either case to the effect that the term of the agreement shall not be so extended. The agreement with Mr. Morgan provides for a 2-year employment term expiring December 31, 2002. The employment agreements provide that Messrs. Hand, Patel and Morgan will receive annual salaries at least equal to their respective annual salaries on the date the agreements were amended and restated (with increases to be determined by the Compensation and Stock Option Committee), and provide for participation in the Management Incentive Plan ("MIP"), described below, and in other fringe benefits, including any long-term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or termination of his employment agreement other than in accordance with its terms, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive's employment is terminated and for the following fiscal year) is to be paid as and when MIP payments are made to other MIP participants for such periods. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Company's stock option plans become immediately exercisable and fully vested, as the case may be.

   The amended and restated severance agreements are for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001 and on each anniversary thereof, the term of the agreement is automatically extended for a one year period, unless prior to such date the Company delivers written notice to the executive or the executive delivers written notice to the Company, in either case to the effect that the term of the agreement shall not be so extended. Pursuant to the severance agreements, the Company has agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of the executive's annual base salary as of the date the executive's employment is terminated and the executive's annual base salary in effect immediately prior to the change in control, plus three times the executive's target bonus opportunity under the MIP for such year. In addition, all stock options and restricted stock granted to such executive under the Company's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of termination. Fringe benefits would continue to be provided for a period of 36 months. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Company shall pay to the executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by the executive shall be equal to the severance benefits to be paid to such executive.

   Messrs. Condon and Proczko have agreed to remain in the employ of the Company, subject to the Company's agreement to pay severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause or (iii) resignation without good reason. Generally, the severance payment, net of additional amounts to be paid, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal one and one-half times the executive's average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs if the executive is then under age 50, otherwise up to two times such average annual compensation; and each executive would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to him under the Company's stock option plans (whether or not then fully exercisable).

                              STOCK OPTION GRANTS

   The following tables provide information on the Named Executive Officers' option grants in fiscal 2000, option exercises in fiscal 2000 and the value of unexercised options at November 30, 2000.

                     Option Grants in the Last Fiscal Year

                                                                    Potential
                                                                   Realizable
                                                                    Value at
                                                                 Assumed Annual
                                                                 Rates of Stock
                                                                      Price
                                                                  Appreciation
                                                                   for Option
                      Individual Grants                              Term(1)
---------------------------------------------------------------- ---------------
                                Percent
                               of Total
                                Options
                   Number of    Granted
                   Securities     to
                   Underlying  Employees Exercise or
                    Options    in Fiscal  Base Price  Expiration
Name                Granted     Year(2)  ($/Share)(3)    Date    5% ($)  10% ($)
----               ----------  --------- ------------ ---------- ------- -------
Elbert O. Hand...    45,000(4)    5.6        3.84      11/30/09  108,450 275,400
                     35,000(5)    4.4        2.50      10/15/10   54,950 139,300
Homi B. Patel....    40,000(4)    5.0        3.84      11/30/09   96,400 244,800
                     30,000(5)    3.7        2.50      10/15/10   47,100 119,400
Glenn R. Morgan..    15,000(4)    1.9        3.84      11/30/09   36,150  91,800
                     10,000(5)    1.2        2.50      10/15/10   15,700  39,800
James E. Condon..     7,000(4)    0.9        3.84      11/30/09   16,870  42,840
Taras R. Proczko.     8,500(4)    1.1        3.84      11/30/09   20,485  52,020
                      7,000(5)    0.9        2.50      10/15/10   10,990  27,860

--------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Company and overall stock market conditions.
(2) The Company granted options representing 800,750 shares to employees in fiscal 2000; options covering 454,000 shares were granted on December 1, 1999, options covering 40,000 shares were granted on February 22, 2000, and options covering 306,750 shares were granted on October 16, 2000. No stock appreciation rights were granted in tandem with these options.
(3) The exercise price may be paid by delivery of already owned shares and the withholding obligations related to exercise may be paid by offset of the underlying shares subject to certain conditions. The fair market value on the date of grant of the shares underlying the December 1999 options was $3.84 per share and $2.44 per share for the October 2000 options.
(4) These options were granted on December 1, 1999, became fully exercisable on December 1, 2000, and are subject to termination between 90 days and three years following termination of employment in certain events.
(5) These options were granted on October 16, 2000, become fully exercisable on October 16, 2001, and are subject to termination between 90 days and three years following termination of employment in certain events.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                      Number of
                                                      Securities   Value ($) of
                                                      Underlying    Unexercised
                                                     Unexercised   In-the-Money
                                                      Options at    Options at
                                                    Nov. 30, 2000  Nov. 30, 2000
                          Shares Acquired Value ($)  Exercisable/  Exercisable/
Name                        on Exercise   Realized  Unexercisable  Unexercisable
----                      --------------- --------- -------------- -------------
Elbert O. Hand...........         0            0    477,759/60,000   0/45,938
Homi B. Patel............         0            0    347,576/53,333   0/39,375
Glenn R. Morgan..........         0            0    123,041/18,333   0/13,125
James E. Condon..........         0            0     51,260/     0   0/     0
Taras R. Proczko.........         0            0     41,701/ 7,000   0/ 9,188

Pension Plan

   The Hartmarx Retirement Income Plan (the "Plan"), a trusteed plan, provides for contributions to be made by the Company and designated affiliates on an actuarial basis and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Company or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in the Plan. Normal retirement age under the Plan is 65, and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under the Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime) paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Company (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

   The following table shows the estimated annual benefits payable upon retirement on December 31, 2000 at age 65 to participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Company has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations and such non-qualified pension benefits are included in the table. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 2000 were 30 for Mr. Hand, 20 for Mr. Patel, 19 for Mr. Morgan, 16 for Mr. Condon, and 18 for Mr. Proczko.

     Average
  AnualnEarnings                             Years of Credited Service
  (ighestH5 Years                -------------------------------------------------
 ofLast 10 years)                  5      10      15      20      25    30 or more
-----------------                ------ ------- ------- ------- ------- ----------
   $  200,000................... 15,131  30,392  45,392  60,523  75,653   90,784
      250,000................... 19,297  38,595  57,892  77,189  96,487  115,784
      300,000................... 23,464  46,928  70,392  93,856 117,320  140,784
      350,000................... 27,631  55,261  82,892 110,523 138,153  165,784
      400,000................... 31,797  63,595  95,392 127,189 158,987  190,784
      450,000................... 35,964  72,928 107,892 143,856 179,820  215,784
      500,000................... 40,131  80,261 120,392 160,523 200,653  240,784
      550,000................... 44,297  88,595 132,892 177,189 221,487  265,784
      600,000................... 48,464  96,928 145,392 193,856 242,320  290,784
      650,000................... 52,631 105,261 157,892 210,523 263,153  315,784
      700,000................... 56,797 113,595 170,392 227,189 283,987  340,784
      800,000................... 65,131 130,261 195,392 260,523 325,653  390,784
      900,000................... 73,464 147,928 220,392 293,856 367,835  440,784
    1,000,000................... 81,797 163,595 245,392 327,189 408,987  490,784

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Executive Compensation Program

 Compensation Committee Approach

   The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of four independent directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

  . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Company.

  . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

  . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

   In determining the appropriate levels of executive compensation for fiscal 2000, the Compensation Committee took into account the Company's financial performance for the year. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

   The total compensation program consists of three components:

 Base Salary

   The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Management Compensation Services (a division of Hewitt Associates) Project 777 Executive Compensation Study containing information from 329 manufacturing companies ranging in sales from $100 million to over $8 billion; the Hay Executive Compensation Report including information from 594 operating units of 404 industrial organizations (33% nondurable manufacturing, 32% durable manufacturing, 35% non-manufacturing) ranging in sales from less than $300 million to over $10 billion; and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 28 apparel manufacturing companies ranging in sales from less than $100 million to over $4 billion. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

   Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Company and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer and The Wyatt Company. If the financial performance of the Company results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at or close to the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

   In fiscal 1999, sales and earnings were not achieved in accordance with the business plan and an overall salary budget of 3.6% was administered for 2000. Better performing operating units had higher salary budgets while those with lower performance had less. Actual salary increases averaged 3.5% throughout the Company. Slightly above average salary increases were awarded in January to Messrs. Patel, Morgan and Condon. Mr. Proczko received an above average salary increase attributed to his promotion, effective in January, to the position of Vice President, Corporate Counsel and Secretary, replacing Frederick G. Wohlschlaeger. The salary of the Chief Executive Officer is separately discussed below.

   The employment agreements with Messrs. Hand, Patel and Morgan provide for their respective annual salaries to be at least equal to their annual salaries for 2000. Salaries for the Named Executive Officers are within the range of average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Company's short-term and long-term incentive plans.

 Short-Term Incentives

   Executives are eligible for annual bonuses under the Management Incentive Plan ("MIP") which is a plan qualified under Section 162(m) of the Internal Revenue Code. Incentive opportunities are determined in relation to competitive market data provided in the aforementioned national executive compensation surveys and are subject to periodic review by independent compensation consultants.

Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Company's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report and are also accountable for consolidated goals. For fiscal 2000, 38 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured on earnings before interest and taxes, sales and adjusted net asset goals and on consolidated pre-tax income. No bonuses would have been earned if the Company had not achieved positive income results. Bonuses paid for 2000 averaged 27.0% of eligible salaries and 41.6% of maximum incentive opportunities.

 Long-Term Incentives

   Executives are eligible for awards of stock options and/or restricted stock under the Company's 1998 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. In December 1999 and October 2000, under the Long Term Incentive Plan, selected senior executives received a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance-based vesting whereby increments of the award will vest when the stock price equals or exceeds a certain level for thirty consecutive calendar days. Messrs. Patel, Morgan and Proczko received such awards. The amount and terms of the options already held by the Named Executive Officers, as well as competitive practice, were taken into consideration in determining the size of the awards. As reflected in the Table of Option Grants in Last Fiscal Year, two stock option grants were awarded to Messrs. Patel, Morgan and Proczko, and one grant was awarded to Mr. Condon, at an exercise price equal to the fair market value of the Company's stock on the date of the grant in December 1999 and above the fair market value in October 2000.

   In January 2001 the Compensation Committee approved a voluntary stock option surrender program giving all employees (including officers of the Company) holding stock options having an exercise price of $5.53 per share or higher the opportunity to surrender those options. This program is described in more detail beginning at page 17 of this proxy statement under the caption Item (2)--Voluntary Employee Stock Option Surrender Program.

   The Compensation Committee recommends that this voluntary surrender program be approved by shareholders in order to make shares available for future stock option grants at exercise prices which will restore the incentive and motivational value of the options to the employees. It is the judgment of the Compensation Committee that restoring the motivational value of options would serve the additional purpose of retaining valuable employees with no increased dilutive effect on the Company's shareholders.

 Chief Executive Officer Compensation

   The Compensation Committee increased the salary of the Chief Executive Officer 5.9% to $715,000 on January 1, 2000. The determination of the Chief Executive Officer's salary was based upon the salary range for the position, the salary budget established for 2000 and in recognition of Mr. Hand's leadership in achieving continued improvement in the financial performance of the Company. Mr. Hand's salary is within a competitive range when compared to other chief executive officers of organizations in the same sales volumes as reported in the national surveys analyzed. His fiscal 2000 MIP bonus award was based upon the achievement of consolidated pre-tax income and sales-weighted individual operating unit achievement of earnings before interest and taxes and adjusted net asset goals. The Chief Executive Officer received two stock option grants and two restricted stock awards from the Company's 1998 Incentive Stock Plan, described above. These awards provide an incentive for future performance and the enhancement of shareholder value.

   The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Company's Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be presented for shareholder approval as and when required.

   It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Company. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                          Raymond F. Farley, Chairman
              Jeffrey A. Cole  Donald P. Jacobs  Stuart L. Scott

                               PERFORMANCE GRAPH

   The following graph compares the five-year cumulative total shareholder return on the Company's common stock to the Standard & Poor's 500(R) Index and the Peer Group. The information presented assumes $100 invested at the close of business November 30, 1995 in Hartmarx Corporation common stock and each of the indices, plus the reinvestment of any dividends.

 Total Cumulative Shareholder Return for Five-Year Period Ending November 30,
                                     2000

December 31         1995     1996     1997      1998     1999     2000
Hartmarx Corp.     100.00   116.67   180.56    130.56    84.73    51.39
S&P 500            100.00   127.87   164.32    203.19   245.65   235.05
Peer Group         100.00   117.03   140.38    105.86    93.30    93.71

   The Peer Group consists of Crystal Brands, Inc., Genesco, Inc., Hartmarx Corporation, Oxford Industries, Inc., Russell Corporation and Springs Industries, Inc. However, Crystal Brands, Inc. has been excluded from Peer Group returns since 1994 due to the suspension of trading in its stock on September 30, 1994, following its filing for bankruptcy.

          ITEM (2)--VOLUNTARY EMPLOYEE STOCK OPTION SURRENDER PROGRAM

   The Company has in effect the 1998 Incentive Stock Plan (the "1998 Plan"). The 1998 Plan was approved by the affirmative vote of a majority of stockholders at the annual meeting of stockholders held on April 9, 1998. The purpose of the 1998 Plan is to promote the interests of the Company and its stockholders by providing key employees of the Company and its subsidiaries with opportunities to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company and its subsidiaries. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. Stock options represent the principal component of the Company's long term incentive compensation program for its employees. Stock options are intended to provide employees with an incentive to continue in their employment relationship with the Company and to align employee financial interests with long-term shareholder value.

   In recent years, the financial markets have valued apparel company stocks unfavorably, including valuation of Hartmarx Corporation common stock, compared to the market as a whole. As a result, a significant percentage of the Company's outstanding stock options have exercise prices that are significantly higher than recent trading prices. Accordingly, these options no longer provide the intended incentive or retention benefits for employees.

   The Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee") has determined that it would be in the best interests of the Company and its shareholders to implement a Voluntary Employee Stock Option Surrender Program (the "Voluntary Surrender Program") giving all active employees of the Company and its subsidiaries (including officers of the Company) holding stock options having an exercise price of $5.53 and higher the opportunity to voluntarily surrender those options.

   After careful consideration of various alternatives available, the Committee and the Board of Directors has determined that it is in the best interests of the Company and its shareholders to implement the Voluntary Surrender Program because:

  . The Voluntary Surrender Program could make a significant number of shares available for future grants of stock options and restricted stock awards without adopting and implementing a new incentive stock plan and without authorizing the issuance of additional shares of common stock. Accordingly, there would be no additional dilution to shareholders and the Company could have a sufficient number of shares available for grants and awards for as long as 3 years.

  . Under the 1998 Plan only 90,293 shares remain available for grant. This number of shares is insufficient for the Company to effectively implement its program to provide long term incentives for key employees, to retain key employees and to attract able people to accept employment with the Company.

  . Currently outstanding options having exercise prices of $5.53 per share and higher do not provide the incentive or retention benefits which they were designed to provide.

  . The program is wholly voluntary, and the Company has made no promise of future benefits to employees and will make no promise of future monetary or stock awards to participating employees. In addition, no surrenders will be effective until at least 6 months and one day after the most recent stock option grant on October 16, 2000, and no new equity-based awards will be made until at least 6 months and one day after the effectiveness of the voluntary surrender of options. Accordingly, the Voluntary Surrender Program will not be treated as a stock option repricing and will not subject the Company to the variable accounting rules and the potential adverse earnings impact associated with stock option repricings.

   The Company's corporate governance policy and the terms of the 1998 Plan permit the Committee and the Board to approve and implement the Voluntary Surrender Program without shareholder approval. However, the Board of Directors has determined to seek shareholder approval for this Voluntary Surrender Program prior to implementation.

Background

   The general policy of the Company has been to grant options and restricted stock awards to those employees of the Company and its subsidiaries as the Committee may from time to time determine. In the administration of the Company's short-term and long-term incentive programs, the Committee generally makes annual grants of options and awards of restricted stock to eligible employees and may make additional grants of options from time to time to reward extraordinary performance. At the time an option grant is made, the Company specifies the number of shares of the Company's common stock that can be purchased upon exercise of the option and the price per share which the employee must pay in order to exercise the option.

   As of February 15, 2001, options to purchase an aggregate of 1,596,200 shares of common stock eligible for surrender under the Voluntary Surrender Program were outstanding. The exercise prices for these options are indicated in the following table:

                                                                     Number of
      Range of Exercise                                               Options
          Price ($)                                                 Outstanding
      -----------------                                             -----------
         5.53 - 6.00...............................................    634,700
         6.01 - 7.00...............................................    280,000
         7.01 - 8.00...............................................    295,750
         above 8.00................................................    385,750
             Total.................................................  1,596,200

   Existing options that have an exercise price less than $5.53 per share are not eligible for voluntary surrender and cancellation in the Voluntary Surrender Program. On February 15, 2001, the closing price of Hartmarx' common stock on the New York Stock Exchange was $3.60.

   Options which are surrendered and cancelled will be added back to the 1998 Plan and will be available for future grants and awards, in accordance with the terms of the 1998 Plan. As of February 15, 2001, 90,293 shares were available for grant under the 1998 Plan.

Description of the Voluntary Surrender Program

   Under the Voluntary Surrender Program, employees of the Company may voluntarily surrender all of their outstanding eligible stock options. Eligible stock options under the program are those options having an exercise price of $5.53 per share and higher. The program is wholly voluntary and no employee will be required to surrender his or her outstanding options. The terms of the program, however, require that if an employee chooses to surrender any eligible outstanding options, the employee must surrender all eligible outstanding options having an exercise price of $5.53 and higher. The Voluntary Surrender Program does not permit employees to surrender only certain of those options.

   By way of example, if an employee holds options having exercise prices of $3.84, $5.25, $5.53, $6.81, $7.72 and $8.09, the options having an exercise price of $3.84 and $5.25 per share are not eligible for surrender and cancellation under the Voluntary Surrender Program. Only the options having exercise prices of $5.53, $6.81, $7.72 and $8.09 would be eligible. In addition, in the event that the employee elects to surrender and cancel any of the eligible options, the employee must surrender and cancel all eligible options.

Future Grants and Awards

   The Company has made no promise of future benefits to employees and will make no promise of future benefits or anything else of value to employees who participate in the program. Further, no consideration has been paid or promised to be paid to any employee in exchange for a surrender of options. The Company has made no promises, commitments or agreements to replace any of the surrendered options with any new or subsequent grants under the 1998 Plan. Under the terms of the 1998 Plan, all surrendered and cancelled options remain available for future grants. The vesting and exercisability of future awards under the 1998 Plan will be determined by the Committee, in accordance with the terms of the 1998 Plan.

   The employees eligible to receive future grants under the 1998 Plan are those employees of the Company and its subsidiaries as the Committee may select. It is anticipated that the employees who voluntarily surrender and cancel options under the Voluntary Surrender Program will receive future grants under the 1998 Plan; however, at this time, there can be no assurances that all employees who surrender and cancel outstanding options will receive future stock option grants under the 1998 Plan. Further, there can be no assurance that the number of options granted in the future will equal the number of options surrendered or cancelled, or that there will be any direct or indirect relationship or correlation between the number of options which any particular employee surrenders and the number of options which may be subsequently granted to any particular employee.

   As a result of the Voluntary Surrender Program, as many as 1,596,200 shares could become available for future stock option grants under the 1998 Plan. Though it cannot be determined how many shares will actually be surrendered, the Committee has recommended that thirty-three percent (33%) of the shares surrendered pursuant to the program, or a maximum of 526,746 surrendered shares, be made available for future awards of restricted stock under the 1998 Plan. See Item (3), Amendment to 1998 Stock Option Plan Increasing the Number of Shares Available for Restricted Stock Awards, beginning on page 21 below.

Exercise Price of Future Options

   As required under the 1998 Plan, all future options will be granted with an exercise price not less than the average of the high and low trading prices of Hartmarx Corporation's common stock on the date such options are granted. It is expected that no grants will be made under the 1998 Plan until at least six months and one day have elapsed from the effective date of the Voluntary Surrender Program. The Company anticipates that the earliest date for future options grants would be on or about October 18, 2001. The Company cannot determine how many shares will actually be surrendered, however, the Company anticipates that a sufficient number of shares will be surrendered to cover stock option grants and awards for fiscal years 2001, 2002 and 2003. Subject to various factors, including the number of options surrendered under the program, number of employees eligible to participate in the 1998 Plan, and future market price of Hartmarx common stock, the Committee expects to make awards before the end of the Company's fiscal year on November 30, 2001, equal to approximately 60% of the surrendered shares to eligible employees in the form of stock options and restricted stock awards, with the remaining 40% to be granted during fiscal years 2002 and 2003.

Expiration Date and Exercisability of Future Options

   All options will have such vesting and expiration terms and will be for such duration as is established by the Committee, all as provided by the 1998 Plan. Historically, options granted by the Committee provide that the option shall first be exercisable, in whole or in part, after a grantee's unbroken period in the employ of the Company or a subsidiary (the "Employment Period") continues to and including the first anniversary of the grant date. If a grantee's Employment Period on any anniversary of the grant date equals or exceeds three years, 100% of the option shall be exercisable; if two years, 67% of the option shall be exercisable; and if one year, 33% of the option shall be exercisable. However, the Committee may grant options subject to such other terms as it deems appropriate in accordance with the terms of the 1998 Plan.

Implementation of the Voluntary Surrender Program

   If shareholders approve the Voluntary Surrender Program, all employees eligible to participate in the Voluntary Surrender Program will be given a period of time after the annual meeting within which to voluntarily surrender all eligible outstanding options. Those employees who elect to surrender the options will sign a surrender agreement evidencing the voluntary surrender and cancellation of the options. Those employees who choose not to surrender their eligible options will continue to hold those options upon the terms and at the exercise prices set forth in the grant documents awarding the options.

Participation in the Voluntary Surrender Program

   The Voluntary Surrender Program is open to all active, full-time employees of the Company, including Company officers, who hold options having exercise prices of $5.53 and higher.

   Non-employee directors are not eligible to participate in the Voluntary Surrender Program.

   The maximum number of options eligible for surrender under the program is 1,596,200. However, because each employee's decision whether or not to participate in the Voluntary Surrender Program is completely at the discretion of the employee, the Company is not able to predict how many options will be surrendered under the Program. If the Voluntary Surrender Program is approved by stockholders, it is expected that the Committee will continue to make awards of options to a group of eligible employees selected annually from key employees of the Company and its subsidiaries, including the Named Executive Officers.

Federal Income Tax Treatment

   There are no tax consequences to the employee or to the Company as a result of a voluntary surrender of stock options under the Voluntary Surrender Program.

   Under Section 162(m) of the Internal Revenue Code (the "Code"), the amount which the Company may deduct on its federal income tax returns for compensation paid to certain "covered employees" (generally the Chief Executive Officer and the four highest paid executive officers other than the Chief Executive Officer) in any taxable year is generally limited to $1 million per individual. However, compensation which qualifies as "performance-based compensation" is not subject to the $1 million deduction limitation. In order for compensation to qualify as "performance-based" for this purpose, it must meet certain conditions, one of which is that, in the case of stock options, the stock option plan must state the maximum number of shares which may be granted to any employee.

   Pursuant to the terms of the 1998 Plan, the aggregate number of shares represented by awards granted to any single individual will not exceed 500,000 shares over any consecutive three year period. Accordingly, for purposes of complying with Section 162(m) of the Internal Revenue Code (the "Code"), options which are surrendered under the Voluntary Surrender Program continue to be counted against the maximum number of shares for which options may be granted to an employee over any consecutive three year period under the 1998 Plan.

Accounting Consequences

   The Company accounts for stock options issued to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As currently interpreted under APB No. 25, the Voluntary Surrender Program would not be considered compensatory, since no money or other thing of value will be paid to the employee. Also, because the Voluntary Surrender Program is voluntary and will not be treated as a repricing under APB No. 25, options issued under the 1998 Plan will not be subject to variable plan accounting, but would be subject to the same accounting treatment as is available to stock option grants generally.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF
              THE VOLUNTARY EMPLOYEE STOCK OPTION SURRENDER PROGRAM

 ITEM (3)--AMENDMENT TO THE 1998 INCENTIVE STOCK PLAN INCREASING THE NUMBER OF
                 SHARES AVAILABLE FOR RESTRICTED STOCK AWARDS

   As set forth in Item (2), VOLUNTARY EMPLOYEE STOCK OPTION SURRENDER PROGRAM, under the caption Future Grants and Awards, the Compensation and Stock Option Committee of the Board of Directors has recommended that thirty-three percent (33%) of the shares surrendered pursuant to the Voluntary Surrender Program, or a maximum of 526,746 surrendered shares, be made available for future awards of restricted stock under the 1998 Incentive Stock Plan (the "1998 Plan"). The 1998 Plan was approved by shareholders on April 9, 1998, and is qualified under Section 162(m) of the Internal Revenue Code and the regulations thereunder (the "Code"). As approved by shareholders, the maximum number of shares available for restricted stock awards under the 1998 Plan was 500,000 shares. At present, only 2,500 shares remain available for restricted stock awards under the 1998 Plan.

   As stated earlier, under Section 162(m) of the Code, the amount which the Company may deduct on its federal income tax returns for compensation paid to certain "covered employees" (the Chief Executive Officer and the four highest paid executive officers other than the Chief Executive Officer) in any taxable year is generally limited to $1 million per individual, except that "performance-based compensation" is not subject to the $1 million deduction limitation. In order for compensation to qualify as "performance-based" for this purpose, it must meet certain conditions, one of which is that the plan and material amendments under the plan under which the compensation is to be paid must be disclosed to and approved by stockholders.

   In order that compensation paid to certain covered employees in the form of restricted stock awards under the 1998 Plan remain qualified as "performance-based compensation" under Section 162(m) of the Code and be deductible by the Company, the proposed amendment to the 1998 Plan increasing the number of shares available to be awarded as restricted stock is being submitted to stockholders for approval.

   As disclosed in Item (2), VOLUNTARY EMPLOYEE STOCK OPTION SURRENDER PROGRAM, the Company has asked shareholders to approve the Voluntary Employee Stock Option Surrender Program. If the Voluntary Surrender Program is approved, upon its implementation, as many as 1,596,200 shares could be available for future awards under the 1998 Plan. The Compensation and Stock Option Committee of the Board of Directors has recommended that thirty-three percent (33%) of the shares surrendered pursuant to the Voluntary Surrender Program, or a maximum of 526,746 surrendered shares, be made available for future awards of restricted stock under the 1998 Plan.

   The Board believes that this amendment to the 1998 Plan will aid the Company in attracting and retaining key personnel of outstanding ability and will promote the interests of the Company and its stockholders by providing key employees with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries. The 1998 Plan has been designed so that certain stock awards to senior executives will constitute performance-based compensation under Section 162(m) of the Code and stockholder approval of this proposed amendment is requested in order to maintain the 1998 Plan's Section 162(m) qualification.

   For the reasons set forth herein and for all of the reasons set forth above in Item (2), VOLUNTARY EMPLOYEE STOCK OPTION SURRENDER PROGRAM, the Board of Directors has determined that it is in the best interests of the Company and its shareholders that thirty-three percent (33%) of the shares surrendered pursuant to the Voluntary Surrender Program, or a maximum of 526,746 surrendered shares, in addition to the 500,000 shares previously approved, be made available for future awards of restricted stock under the 1998 Plan.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF
                THE AMENDMENT TO THE 1998 INCENTIVE STOCK PLAN

                       ITEM (4)--APPOINTMENT OF AUDITORS

   Stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors of the accounts of the Company and its subsidiaries for the 2001 fiscal year. PricewaterhouseCoopers LLP has been regularly engaged in this capacity by the Company for more than 80 years. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Company considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares represented at the meeting, the Board would reconsider the appointment.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                 Security Ownership of Directors and Officers

                                                           Shares
                                                         Subject to
                                                         Acquisition
                           Beneficial   DDSA    Other     Within 60  Percentage
Name                       Ownership   Units  Ownership     Days      of Class
----                      ------------ ------ ---------  ----------- ----------
Samaual A.T. Bakhsh......    21,171(1)  6,870     --         21,171        *
Jeffrey A. Cole..........    40,502(1)  7,796     --         28,702        *
Raymond F. Farley........    52,084(1)  8,351     --         49,251        *
Elbert O. Hand...........   867,571(2)    --      300(3)    712,759     2.92%
Donald P. Jacobs.........    65,823(1)  8,351   3,000(4)     52,168        *
Charles Marshall.........    72,087(1)  8,351     --         18,682        *
Homi B. Patel............   768,221(2)    --      --        545,909     2.60%
Michael B. Rohlfs........    21,461(1)  6,870     --         21,461        *
Stuart L. Scott..........    67,320(1)  7,320     --         52,320        *
Ella D. Strubel..........    11,196(1)  4,098     --          8,196        *
Glenn R. Morgan..........   255,849(2)    --      --        190,874        *
James E. Condon..........    75,410(2)    --      --         58,260        *
Taras R. Proczko.........    61,824(2)    --      --         48,201        *
All Directors and
 Executive Officers as a
 Group (16 persons)...... 2,772,739(5) 58,007   3,300     2,128,711     8.88%

--------
*  Less than 1%.
(1) Includes all shares actually or potentially subject to acquisition through the exercise of vested Director Stock Options within 60 days and also includes Director Deferred Stock Awards ("DDSAs"). Director Stock Options and DDSAs are discussed under the caption "Director Compensation," beginning on page 6.
(2) Includes all shares actually or potentially subject to acquisition through the exercise of stock options within 60 days: either of vested options or of options which vest when the closing stock price on the New York Stock Exchange exceeds $10 for 30 consecutive calendar days. All options are granted at the market price on the date of grant and are not discounted. Also includes shares of restricted stock which vest when the closing stock price exceeds $9 or $11.50, respectively, for 30 consecutive calendar days, and includes shares of restricted stock which vest when the closing stock price equals or exceeds $4.25, $7.52, $9 and $12.50, respectively, for 30 consecutive calendar days.
(3) 100 shares held by Mr. Hand's wife; and 200 shares in the name of Mr. Hand as custodian for his child.
(4) Shares held by Mr. Jacobs' wife.
(5) The beneficial ownership of all directors and executive officers as a group includes 2,128,711 shares (6.81%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options, the vesting of restricted stock awards or the settlement of DDSAs.

            Section 16(a) Beneficial Ownership Reporting Compliance

   The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its directors, executive officers and beneficial owners of more than 10% of the Common Stock. Based solely on our records of reports filed and written representations from these individuals, the Company believes that all Section 16(a) filing requirements were met during fiscal 2000, except that Mr. Marshall filed one late Form 5 reporting two transactions.

                           OWNERSHIP OF COMMON STOCK

   Beneficial owners of more than five percent of the Common Stock, as shown by information received by the Company, are listed below*:

                                     Amount and Nature of Beneficial Ownership
                                     -----------------------------------------
                                       Voting Power   Investment Power Percent
Name and Address of                  ---------------- ----------------   of
Beneficial Owner                       Sole    Shared   Sole    Shared  Class
-------------------                  --------- ------ --------- ------ -------
Abdullah Taha Bakhsh
 c/o Traco
 P.O. Box 459
 Jeddah, Saudi Arabia..............  5,221,410    0   5,221,410    0    18.0(1)

Dimensional Fund Advisors, Inc.
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California 90401....  2,803,000    0   2,803,000    0     9.7(2)

BNY Midwest Trust Company, Trustee
 209 W. Jackson Blvd.
 Chicago, Illinois 60606
      and

Vanguard Fiduciary Trust Company,
 Trustee
 1000 Vanguard Boulevard
 Malvern, Pennsylvania 19355
 under the Company's Savings-
 Investment
 and Employee Stock Ownership Plan.        --   --          --   --      -- (3)

The Northern Trust Company, Trustee
 of the Company's Retirement
 Income Plan
 50 South LaSalle Street
 Chicago, Illinois 60675...........        --   --          --   --      -- (4)

--------
*On February 15, 2001, the Company had outstanding 29,001,441 shares of Common
   Stock eligible to vote.
(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"), except for 58,800 shares which are held of record by Traco International, N.V. ("Traco"). Both corporations are controlled by Mr. Bakhsh. Emerson has represented to the Company that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson's shares.
(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to be the beneficial owner of 2,803,000 shares as of December 31, 2000, all of which shares are held in various investment companies registered under the Investment Company Act of 1940, trusts and accounts. Dimensional serves as investment advisor or manager for such investment companies, trusts and accounts and has disclaimed beneficial ownership of all such shares.
(3) Under the Hartmarx Savings-Investment and Employee Stock Ownership Plan (the "Plan"), Vanguard Fiduciary Trust Company is the Trustee of all shares held in participants' SIP accounts, while BNY Midwest Trust Company is the Trustee of all shares held in participants' ESOP accounts. At December 31, 2000, the Trustee held 1,613,660 shares (5.56%) for the SIP accounts and 839,279 shares (2.89%) for the ESOP accounts. The Trustees vote all shares held by the respective Plan Trusts proportionally as directed by participants' instructions.
(4) The Northern Trust Company acts as Trustee of The Hartmarx Retirement Income Plan ("RIP"), a defined benefit pension plan. At December 31, 2000, the Trustee held 4,311,399 shares (14.87%) for RIP. The Trustee votes all shares held by the plan as directed by the Company.

                         PROPOSALS BY SECURITY HOLDERS

Nominations for the Board of Directors

   The Company's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Company no earlier than November 15 and no later than December 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder, and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

Other Proposals

   Under applicable rules of the Securities and Exchange Commission, any proposal which a security holder intends to call upon the Company to include in its 2002 Proxy Statement must be received at the principal office of the Company no later than October 31, 2001.

   In addition, the Company's By-Laws require that written notice of proposals to be presented at an Annual Meeting be delivered to the Secretary of the Company at its principal executive offices no earlier than November 15 and no later than December 15 immediately preceding the meeting. Such notice to the Company must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) any other information which is required to be furnished by the stockholder pursuant to applicable laws and regulations. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                 OTHER MATTERS

   The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          [Logo of /s/ Taras R. Proczko]
                                          TARAS R. PROCZKO, Secretary

Chicago, Illinois
February 26, 2001

                                   EXHIBIT A

                             HARTMARX CORPORATION

                          Audit and Finance Committee
                           of the Board of Directors

                               Charter of Scope
                 of Responsibilities, Structure and Processes
                         for Audit Committee Functions
                         As adopted on April 13, 2000

   This Charter sets forth the audit committee functions of the Audit and Finance Committee of Hartmarx Corporation and also specifies the membership qualifications and responsibilities of the Committee.

I Mission Statement

   A. The Committee will assist the Board of Directors of Hartmarx Corporation (the Company) in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. The Committee will review the financial reporting process, the system of internal control, the audit process, and the Company's process for monitoring compliance with laws and regulations related to financial reporting and with the code of conduct. The Committee shall oversee the audit efforts of the Company's independent auditors and internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Company's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent auditors, the internal auditors and the financial and senior management of the Company.

II Organization

   A. The Committee will consist of at least three members as designated by the Board of Directors to serve until their successors are duly designated. One of the Members will be designated by the Board to serve as Committee Chair.

   B. Each member of the Committee shall be an "independent" director within the meaning of the New York Stock Exchange (NYSE) rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. Notwithstanding the foregoing, as permitted by the rules of the NYSE, under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independence" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interest of the Company and its stockholders and the Company discloses in the annual proxy statement the nature of such person's relationship and the reasons for the Board's determination. Each Committee member will be financially literate, as determined by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one Committee member will have accounting or related financial management expertise, as determined by the Board of Directors in its business judgment.

   C. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department and the Company's independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believes should be discussed privately. The Committee, in its discretion, may ask other members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

   D. The Committee shall ensure that the Company promptly provides the NYSE, in accordance with NYSE rules then in effect, upon any changes in the composition of the Committee and otherwise approximately once each year, with written confirmation regarding:

  . Any determination that the Board has made regarding the independence of the Committee members;

  . The financial literacy of the Committee members;

  . The determination that at least one of the Committee members has accounting or related financial management expertise; and

  . The annual review and reassessment of the adequacy of the Committee's charter.

III Roles and Responsibilities

   In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions and to ensure that the corporate accounting and financial reporting practices of the Company, as well as the auditing process, are in accordance with all applicable requirements. While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

 A. Internal Control

  . Consider the adequacy and effectiveness of the Company's accounting and internal control policies and procedures through inquiry and discussions with the Company's independent auditors and management of the Company;

  . Review the nature of significant internal control recommendations, if any, made by the internal auditors and the independent auditors and the disposition of such recommendations; and

  . Ascertain the existence, if any, of reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control through inquiry and discussions with the Company's independent auditors, and consider the appropriateness of corrective action, if needed, being taken by management.

 B. Financial Reporting

  1. General

  . Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, with due consideration of their impact on the financial statements; and

  . Inquire as to the existence of significant accounting and reporting risks and exposures.

  2. Annual Financial Statements

  . Review with the independent auditors their proposed audit scope and approach, including the coordination of the independent audit work with the work performed by the internal auditors;

  . Confirm through private discussions with the Company's independent auditors that no restrictions are being placed on the scope of the independent auditors' work by management;

  . Meet with management and the independent auditors to review the annual financial statements and inquire whether they are prepared in accordance with U.S. generally accepted accounting principles and consistent with the information known to Committee members;

  . Review complex and/or unusual transactions, those areas requiring significant estimates of asset valuation allowances or liability reserves, and consider management's handling of proposed audit adjustments identified by the independent auditors;

  . Review the independent auditors' judgments about the quality of the accounting principles applied to the Company's financial statements;

  . Review, with the Company's chief legal officer, legal matters that could have a significant impact on the Company's financial statements; and

  . Affirm that the independent auditors communicate certain matters to the Committee as required by their professional standards related to the audit of the annual financial statements.

  3. Interim Financial Statements

  . Confirm that the Company's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Company's independent auditors using professional standards and procedures for conducting such reviews, as established by U.S. generally accepted auditing standards;

  . Affirm that the independent auditors communicate certain matters to the Committee as required by professional standards related to their review of the interim financial information;

  . Establish a procedure whereby management reviews with the Committee on a pre-issuance basis any of the following:

    . Significant financial reporting matters to be disclosed in any SEC filings such as a change in accounting principles, extraordinary and non-recurring items and transactions; and

    . Significant matters to be disclosed in Form 8-K filings with the SEC;
      and

  . The Committee Chair may represent the entire Committee for purposes of this review.

 C. Compliance with Laws and Regulations Related to Financial Reporting and Tax Matters

  . Periodically review the Company's procedures for monitoring compliance with laws and regulations applicable to financial reporting and tax matters; and

  . Discuss the significant findings, if any, of reviews or examinations by regulatory agencies, such as the Securities and Exchange Commission.

 D. Compliance with Code of Conduct

  . Confirm that the Company's code of conduct is formalized in writing and that procedures are in place to communicate same to appropriate management, supervisory and other key employees; and

  . Review the program for monitoring compliance with the code of conduct;
    and periodically obtain updates from management regarding compliance.

 E. Internal Auditors

  . Meet with the head of the internal auditing department in a separate executive session to discuss matters that the Committee or the head of the internal auditing department believes should be discussed.

 F. Independent Auditors

  . The Committee and the Board of Directors shall have the ultimate authority and responsibility to select the independent auditors, evaluate their performance and, where appropriate, replace the independent auditors, as the independent auditors are ultimately accountable to the Board of Directors and the Committee; and

  . Obtain from the independent auditors information, in writing, that describes all relationships between the independent auditors and the Company and discuss with the independent auditors the impact on the auditors' objectivity and independence of any disclosed relationships as required by professional standards, and recommend that the Board take appropriate action, if necessary, to satisfy itself of the auditor's independence and objectivity.

 G. Other Responsibilities

  . If deemed appropriate, initiate special investigations into matters within the Committee's scope of responsibilities or as delegated by the Board of Directors;

  . Perform other oversight functions as requested by the full Board; and

  . Review and reassess the adequacy of the Charter annually; present the initial Charter and subsequent amendments of the Charter, if any, to the full Board for adoption.

 H. Reporting Responsibilities

  . Regularly update the Board of Directors about Committee activities and make appropriate recommendations; and

  . Make such reports of its activities and evaluations as may be required by the Securities and Exchange Commission in the Company's proxy statement and/or annual report or as determined to be appropriate by the Board of Directors.

                               [LOGO OF HARTMARX]

       PROXY Solicited by the Board of Directors of HARTMARX CORPORATION

        Elbert O. Hand, Homi B. Patel, Taras R. Proczko, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 12, 2001, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

        THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE, IN FAVOR OF THE PROPOSALS SET FORTH IN ITEMS (2),
(3) AND (4) AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                 (Continued, and to be signed, on other side)
                 --------------------------------------------

     ---------------------------------------------------------------------------


     (1)  ELECTION OF DIRECTORS

     [_]   FOR all nominees listed hereon (except as marked to the contrary
                                          ---------------------------------
           below):
           ------

     Samaual A.T. Bakhsh   Elbert O. Hand    Homi B. Patel       Stuart L. Scott
     Jeffrey A. Cole       Donald P. Jacobs  Michael B. Rohlfs   Ella D. Strubel
     Raymond F. Farley     Charles Marshall


   To withhold authority to vote for any individual nominees write names in
   ------------------------------------------------------------------------
                               the space below.
                               ---------------

     [_]  WITHHOLD AUTHORITY to vote for all nominees listed above.


     (2) TO APPROVE the Voluntary Employee Stock Option Surrender Program (Item (2) of Notice of Annual Meeting).
            --------------------------------------

            [_]  FOR               [_]  AGAINST           [_]  ABSTAIN

     (3) TO APPROVE the amendment to the 1998 Incentive Stock Plan (Item (3) of Notice of Annual Meeting).
            --------------------------------------

            [_]  FOR               [_]  AGAINST           [_]  ABSTAIN


     (4)    TO RATIFY the appointment of independent auditors
            (Item (4) of Notice of Annual Meeting).
            --------------------------------------

            [_]  FOR               [_]  AGAINST           [_]  ABSTAIN

     (5) TO TRANSACT such other business as may properly come before the meeting.




Dated this ____ day of ________________, 2001


_________________________________ (Seal)  _______________________________ (Seal)
(Signature of Stockholder)                (Signature of Stockholder)
--------------------------                --------------------------



Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.